Exhibit 10.2

Tourmaline Bio, Inc.

October 18, 2023

Sandeep Kulkarni

Via Email

Re:	Confirmatory Offer Letter

Dear Sandeep,

On June 22, 2023, Tourmaline Bio, Inc. (“Legacy Tourmaline”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Talaris Therapeutics, Inc. (“Talaris”), and Terrain Merger Sub, Inc. (“Merger Sub”). Pursuant to the terms of the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Legacy Tourmaline, with Legacy Tourmaline continuing as a wholly owned subsidiary of Talaris and the surviving corporation of the merger (the “Merger” and the closing date of the Merger, the “Closing Date”). As a result of the Merger, Legacy Tourmaline will change its name to Tourmaline Sub, Inc. (the “Company”), and Talaris will change its name to Tourmaline Bio, Inc. (referred to herein as “Tourmaline”).

We are pleased to memorialize the terms of your continued employment with the Company. The effective date of this confirmatory offer letter (this “Agreement”) will be the Closing Date (the “Effective Date”). This Agreement is contingent upon the Merger closing, and if the Merger does not close, this Agreement will have no effect, will not be binding on the Company or any of its affiliates or on you, and neither you nor the Company or any of its affiliates shall have any rights or obligations hereunder. This Agreement is intended to replace and supersede any previously executed agreement covering the subject matter herein including but not limited to your Executive Employment Agreement dated June 22, 2022 (the “Prior Agreement”).

1.

Position. You will continue to serve in a full-time capacity as Chief Executive Officer, reporting to the Board of Directors. The Company may change your position, duties, and work location from time to time in its discretion.

2.	Cash Compensation and Benefits.

As of the Effective Date, your salary will be at the rate of USD $585,000 on an annualized basis (“Base Salary”), which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions. Your salary is subject to review and adjustment by the Company in its sole discretion.

In addition, you will be eligible for an annual, discretionary performance bonus with a target of 40% of your Base Salary for calendar year 2023, and commencing with calendar year 2024 you will be eligible for an annual discretionary performance bonus with a target of 50% of your Base Salary (the “Annual Performance Bonus”), subject to attainment of certain corporate goals (the “Performance Goals”) to be established by Tourmaline’s Board of Directors (the “Tourmaline Board”) and your individual performance during the applicable year. The Annual Performance Bonus and the applicable Performance Goals are subject to review and adjustment by the

Tourmaline Board annually. The decision to award the Annual Performance Bonus and the amount of the Annual Performance Bonus, if awarded, will be determined at the sole discretion of the Tourmaline Board upon the Tourmaline Board’s good faith review of the satisfaction of the Performance Goals and your individual performance in the applicable year. The amount of an Annual Performance Bonus for the previous year, if awarded, will be determined by the Tourmaline Board in the first quarter of each fiscal year, and if awarded, the Annual Performance Bonus for a given year will be paid in the next payroll cycle following the Tourmaline Board’s determination of the amount of the Annual Performance Bonus. Notwithstanding anything herein to the contrary, you must be employed by the Company or an affiliate of the Company on the date of payment of such Annual Performance Bonus, and such Annual Bonus is not earned until paid.

As a full-time, regular employee of the Company, you will remain eligible for Company benefits in accordance with the Company’s applicable benefit plans and policies for similarly situated employees, subject to plan terms, generally applicable Company policies, and any applicable waiting periods.

The Company may change your compensation and benefits from time to time in its discretion.

3.

Equity. Subject to approval by the Tourmaline Board, following the Closing, you will be granted an option to purchase a number of shares of Tourmaline common stock equal to 3,186,744 shares of Legacy Tourmaline common stock, as adjusted pursuant to the exchange ratio, reverse stock split and any other actions taken by the Company or Tourmaline in connection with the go-public transaction, as more fully described in the Merger Agreement (the “Option”). One fourth (25%) of the Option will vest on the one-year anniversary of the date of grant, and the remainder will vest in 36 equal monthly installments thereafter, subject to your Continuous Service (as defined in Tourmaline’s 2023 Equity Incentive Plan) through each such date. The Option will have an exercise price per share equal to 100% of the fair market value of the underlying Tourmaline common stock on the date of grant, as reported at the closing time on the Nasdaq Global Market on the date of grant. The specific terms of the Option will be governed by the terms of Tourmaline’s 2023 Equity Incentive Plan and form award agreement thereunder.

In addition, you have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, except to the extent superseded by the Prior Agreement, the Severance Plan (as defined above) and your participation agreement under the Severance Plan.

4.	Company Policies. You will continue to be expected to abide by Company policies and procedures, as in effect from time to time.

5.

At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time for any reason, with or without advance notice.

6.

Severance. You will be eligible to participate in the Executive Severance and Change in Control Plan (the “Severance Plan”), subject to the Tourmaline Board or Compensation Committee adopting the Severance Plan following the Closing Date. The Severance Plan has been designed to enhance your severance eligibility as compared to what is set forth in any Prior Agreement. In order to participate in the Severance Plan, you will be required to timely (i) execute the Participation Agreement attached to the Severance Plan, and (ii) execute and comply with the Company’s updated Employee Confidential Information and Inventions Assignment Agreement enclosed (the “CIIA”).

In addition to your participation in the Severance Plan, in the event you die during the period of your employment with Tourmaline or become permanently disabled during the period of your employment with Tourmaline, and such disability qualifies as a “Disability” pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), your service with the Company shall terminate on the date of your death, or the date upon which, in the sole determination of the Compensation Committee, you have become permanently disabled as set forth in Section 409A. In the event of your separation from service (as defined in Section 409A) set forth in the immediately prior sentence, your heirs (in the case of your death) or you (in the case of your Disability) shall be entitled to receive a lump sum payment equal to three months of your base salary in effect at the time of such separation from service, with such payment payable no later than sixty (60) days following your separation from service. The payment contemplated by this paragraph is intended to be exempt from Section 409A of the Code, and in the event such payment is not exempt, such payment, and the terms of this paragraph, shall be administered to be in compliance with Section 409A.

7.

No Prior Conflicts and Duty of Loyalty. You confirm that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with the performance of your duties hereunder or present a conflict of interest with the Company.

8.

Arbitration. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its

successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the

Company’s agreement to arbitrate. To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your CIIA or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

You acknowledge and agree that upon your execution of this letter agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company, including but not limited to your Prior Agreement. This letter agreement, together with your CIIA, equity agreements, the Severance Plan and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral, including the Prior Agreement. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign below and return this letter to me no later than the end of the day on Wednesday, October 18, 2023, to indicate your agreement with its terms.

Very truly yours,

Tourmaline Bio, Inc.

By:	/s/ Brad Middlekauff
Brad Middlekauff
Chief Business Officer and General Counsel

I have read and accept these terms of employment.

/s/ Sandeep Kulkarni	10/18/2023
Sandeep Kulkarni	DATE